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                                                                    Exhibit 99.1

                         [NARROWSTEP LOGO APPEARS HERE]
                         THE TV ON THE INTERNET COMPANY


DRAFT

          NARROWSTEP, INC. COMPLETES $10.5 MILLION IN EQUITY FINANCING

NEW YORK / LONDON, AUGUST 8, 2007 - Narrowstep(TM) Inc. (OTC BB: NRWS), the TV on the Internet Company, today announced that it has completed a private placement of its common stock and warrants resulting in gross proceeds to the company of $10,510,000. In this placement, the company issued 42,040,000 shares of common stock and five-year warrants to purchase an additional 21,020,000 shares of common stock at an exercise price of $0.50 per share. As part of this transaction, the company's $7,110,000 in principal amount of convertible notes issued earlier this year, also converted into an aggregate of 35,392,003 shares of common stock at a price of $0.225 per share.

RENN Capital Group acted as lead investor in this transaction. Other investors included Granahan McCourt Capital, which is owned by David C. McCourt, the Company's Chairman and CEO.

PRIVATE SECURITIES
The securities issued in the financing have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT NARROWSTEP
Narrowstep(TM) Inc. (OTC Bulletin Board: NRWS), the TV on the Internet company, is a leading provider of Internet TV services to 100+ companies worldwide. Narrowstep's propriety technology, the Television Operating System(TM) or telvOS(TM) delivers the most television-like and true community building Internet TV experience available. A pioneer in the IPTV spectrum, Narrowstep offers the expertise to build channels, as well as state-of-the-art technology that can send video to multiple platforms. For more information about telvOS(TM), please visit
HTTP://WWW.NARROWSTEP.COM/TECHNOLOGY/INTERNET-TV-SOFTWARE-PLATFORM.ASPX and for more information about Narrowstep, please visit HTTP://WWW.NARROWSTEP.COM or call (212) 404-1400.

FORWARD LOOKING STATEMENTS
Certain statements in this news release constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including those detailed in the Company's filings with the Securities and Exchange Commission, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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PRESS ONLY:
FOR FURTHER INFORMATION, PLEASE CONTACT:
IN THE US:
Narrowstep Inc.
+1 (609) 951-2221
Jesse Case, J.CASE@NARROWSTEP.COM

IN THE UK:
Franklin Rae Communications
+44 (0) 20 7317 5400
Jill Franklin, JILL@FRANKLINRAE.COM